SC 13G


VIKING GLOBAL PERFORMANCE LLC
VIKING GLOBAL INVESTORS LP
VIKING GLOBAL EQUITIES LP
O. ANDREAS HALVORSEN
BRIAN T. OLSON
DAVID C. OTT
NASD

0000849636
Cortex Pharmaceuticals, Inc.
33-0303583


CARL CASLER
203-863-5039


0001132625
c4tercp$

SC 13G

viking1.txt




SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ________________

SCHEDULE 13G
(Rule 13d-102)
 ________________

INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934*


Cortex Pharmaceuticals, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)

220524300
(CUSIP Number)

January 7, 2004
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]    Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]    Rule 13d-1(d)

___________

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                     PAGE 2 OF 12

CUSIP No. 220524300
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Viking Global Performance LLC
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                   1,700,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                   1,700,000
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
              1,700,000
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               6.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               OO
_____________________________________________________________________________

Schedule 13G                                                     PAGE 3 OF 12

CUSIP No. 220524300
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Viking Global Investors LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,700,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,700,000
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               1,700,000
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               6.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               PN
_____________________________________________________________________________

Schedule 13G                                                     PAGE 4 OF 12

CUSIP No. 220524300
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Viking Global Equities LP
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    860,400
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                     860,400
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                860,400
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
              3.1%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               PN
_____________________________________________________________________________

Schedule 13G                                                     PAGE 5 OF 12

CUSIP No. 220524300
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               O. Andreas Halvorsen
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Norway
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                        1,700,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                     1,700,000
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               1,700,000
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               6.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               IN
_____________________________________________________________________________

Schedule 13G                                                     PAGE 6 OF 12

CUSIP No. 220524300
_____________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Brian T. Olson
_____________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________
     (3)  SEC USE ONLY

_____________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,700,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,700,000
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
            1,700,000
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________

    (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               6.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               IN
_____________________________________________________________________________

Schedule 13G                                                     PAGE 7 OF 12

CUSIP No. 220524300
_____________________________________________________________________________

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               David C. Ott
_____________________________________________________________________________

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
_____________________________________________________________________________

     (3)  SEC USE ONLY
_____________________________________________________________________________

     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
_____________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,700,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,700,000
_____________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
             1,700,000
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_____________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               6.0%
_____________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
               IN
_____________________________________________________________________________

Schedule 13G                                                     PAGE 8 OF 12

ITEM 1(a).  NAME OF ISSUER:
                Cortex Pharmaceuticals, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              7220 Frederick Banting, Suite 100, Saint Laurent, Quebec H4S-2A1

ITEM 2(a).  NAME OF PERSON FILING:
               Viking Global Performance LLC ("VGP"), Viking Global Investors
		LP ("VGI"), Viking Global Equities LP ("VGE"),
		O. Andreas Halvorsen, Brian T.Olson,
		and David C. Ott.

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
               The business address of each of the Reporting Persons is 55 Railroad Avenue, Greenwich, CT 06830

ITEM 2(c).  CITIZENSHIP:
VGE and VGI are each Delaware limited partnerships and VGP is a Delaware limited liability company. O. Andreas Halvorsen is a citizen of Norway, and Brian T. Olson and David C. Ott are citizens of the United States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
                     Common Stock

ITEM 2(e).  CUSIP NUMBER:
                    220524300

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

Schedule 13G                                                    PAGE 9 OF 12

          (g) [ ]   Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]

ITEM 4.   OWNERSHIP.
     A.  VGP and VGI
        (a)  Amount beneficially owned 1,700,000
        (b)  Percent of class: 6.0%
          The number and approximate percentage of Common Stock
          reported to be beneficially owned by the above Reporting
          Person herein and in the rest of this statement are calculated based upon 28,198,617 shares of Common Stock deemed issued and outstanding, with reflects the (i) 27,548,617 shares of Common
          Stock issued and outstanding and (ii) 650,000 shares of Common
          Stock deemed to be issued and currently outstanding, assuming the full exercise of all Warrants.
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                        1,700,000
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 1,700,000

VGP, as the general partner of VGE and VGI, an affiliate of VGP, that provides managerial services to VGE, each have the power to dispose of and vote the shares of Common
Stock directly owned by VGE. VGP and VGI are parties to an investment management agreement with VGE III Portfolio
Ltd. which is a company organized under the laws of the Cayman Islands, pursuant to which VGP has investment authority with respect to securities held in such accounts and VGI performs managerial services in connection with such accounts. VGP and VGI have authority to dispose of and vote securities held in such accounts. Neither VGP nor VGI owns directly any shares of Common Stock.

Schedule 13G                                                    PAGE 10 OF 12

                   By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 (the "Act"), VGP and VGI may each be deemed to beneficially own shares directly held by VGE, and VGE III Portfolio Ltd.

     B.  VGE
        (a)  Amount beneficially owned: 860,400
        (b)  Percent of class: 3.1%
         The number and approximate percentage of Common Stock
          reported to be beneficially owned by the above Reporting
          Person herein and in the rest of this statement are calculated based upon 27,877,517 shares of Common Stock deemed issued and outstanding, with reflects the (i) 27,548,617 shares of Common
          Stock issued and outstanding and (ii) 328,900 shares of Common
          Stock deemed to be issued and currently outstanding, assuming the full exercise of all Warrants.
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         860,400
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 860,400

                   VGE has the power to dispose of and the power to vote the shares of Common Stock directly owned by it, which power may be exercised by its general partner, VGP and by VGI, an affiliate of VGP, which provides managerial services to VGE.

C.  O. Andreas Halvorsen, Brian T. Olson, and David C. Ott
        (a)  Amount beneficially owned: 1,700,000
        (b)  Percent of class: 6.0%
         The number and approximate percentage of Common Stock
          reported to be beneficially owned by the above Reporting
          Person herein and in the rest of this statement are calculated based upon 28,198,617 shares of Common Stock deemed issued and outstanding, with reflects the (i) 27,548,617 shares of Common
          Stock issued and outstanding and (ii) 650,000 shares of Common
          Stock deemed to be issued and currently outstanding, assuming the full exercise of all Warrants.
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         1,700,000
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 1,700,000

                   Messrs. Halvorsen, Olson, and Ott, as Managing Directors of VGI and Members of VGP, have shared power to dispose of and shared power to vote the Common Stock beneficially owned by VGI and VGP. None of Messrs. Halvorsen, Olson, or Ott directly own any shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares directly owned by VGE and VGE III Portfolio Ltd.

Schedule 13G                                                    PAGE 11 OF 12

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
        If this statement is being filed to report the fact that as of the date hereof the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.[ ]

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
          To the knowledge of the Reporting Persons, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, a number of such Common Stock which represents more than five percent of the number of outstanding shares of Common Stock.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))
          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G                                                    PAGE 12 OF 12

SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: January 16, 2004
		/s/ O. Andreas Halvorsen
                                    O. ANDREAS HALVORSEN, individually, and
                                    as a Member of VIKING GLOBAL
                                    PERFORMANCE LLC, on behalf of
                                    VIKING GLOBAL EQUITIES LP,
                                    and as a Managing Director of
                                    Viking Global Partners LLC, on behalf of
                                    VIKING GLOBAL INVESTORS LP.

                                   /s/ Brian T. Olson, individually
                                    BRIAN T. OLSON

                                   /s/ David C. Ott, individually
                                    DAVID C. OTT





2078839.1